PROMISSORY NOTE

$52,000	October 17, 2012

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Sunvalley Solar, Inc., a Nevada corporation, (''Maker") hereby promises to pay to the order of James Zhang ("Holder") the sum of FIFTY-TWO THOUSAND DOLLARS ($52,000). This Note shall bear interest at the rate of six and one-half percent (6.5%) per annum. All principal and interest due hereunder shall be paid on or before October 17, 2013.

Maker hereby waives presentment, dishonor, notice of dishonor and protest. All parties hereto consent to, and Holder·is expressly authorized to make, without notice, any and all renewals, extensions, modifications, or waivers of the time for or the terms of payment of any sum or sums due hereunder, or under any documents or instruments relating to or securing this Note, or of the performance of any covenants, conditions or agreements hereof or thereof or the taking or release of collateral securing this Note. Any such action by Holder shall not discharge the liability of any party to this Note.

This Note shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflict of law principles. Maker shall also pay Holder any and all costs of collection incurred in connection with this Note, including court costs and reasonable attorney's fees.

Sunvalley Solar, Inc.

/s/ Hangbo Yu

By: Hangbo Yu, General Manager